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                                                                     EXHIBIT 2.1







                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                         JSB SOFTWARE TECHNOLOGIES plc,

                                 SPYGLASS, INC.

                                       AND

                            SURFWATCH SOFTWARE, INC.



                               SEPTEMBER 20, 1999




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                               TABLE OF CONTENTS
                                                                            Page

ARTICLE I. THE PURCHASE AND SALE OF SHARES ................................   2

   1.1.  PURCHASE AND SALE OF THE SHARES ..................................   2
   1.2.  CLOSING ..........................................................   2
   1.3.  CONSIDERATION ....................................................   2
   1.4.  DELIVERIES AT THE CLOSING ........................................   3

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF PARENT AND TARGET ...........   3

   2.1.  ORGANIZATION, STANDING AND POWER .................................   4
   2.2.  CAPITALIZATION; TITLE TO THE SHARES ..............................   4
   2.3.  AUTHORITY ........................................................   5
   2.4.  SUFFICIENCY OF ASSETS ............................................   5
   2.5.  FINANCIAL STATEMENTS .............................................   6
   2.6.  ABSENCE OF CERTAIN CHANGES .......................................   6
   2.7.  ABSENCE OF UNDISCLOSED LIABILITIES ...............................   6
   2.8.  LITIGATION .......................................................   7
   2.9.  RESTRICTIONS ON BUSINESS ACTIVITIES ..............................   7
   2.10   GOVERNMENTAL AUTHORIZATION ......................................   7
   2.11   PROPERTY ........................................................   7
   2.12   INTELLECTUAL PROPERTY ...........................................   7
   2.13   ENVIRONMENTAL MATTERS ...........................................   9
   2.14   TAX MATTERS .....................................................  11
   2.15   EMPLOYEE BENEFIT PLANS ..........................................  13
   2.16   CERTAIN AGREEMENTS AFFECTED BY THIS AGREEMENT ...................  14
   2.17   EMPLOYEE MATTERS ................................................  14
   2.18   INTERESTED PARTY TRANSACTIONS ...................................  16
   2.19   COMPLIANCE WITH LAWS ............................................  16
   2.20   MINUTE BOOKS ....................................................  16
   2.21   COMPLETE COPIES OF MATERIALS ....................................  16
   2.22   BROKERS' AND FINDERS' FEES ......................................  17
   2.23   VOTE REQUIRED ...................................................  17
   2.24   BOARD APPROVAL ..................................................  17
   2.25   ACCOUNTS RECEIVABLE .............................................  17
   2.26   CUSTOMERS AND SUPPLIERS .........................................  17
   2.27   MATERIAL CONTRACTS ..............................................  17
   2.28   NO BREACH OF MATERIAL CONTRACTS .................................  18
   2.29   MATERIAL THIRD PARTY CONSENTS ...................................  19
   2.30   EXPORT CONTROL LAWS .............................................  19
   2.31   PRODUCT RELEASES ................................................  19
   2.32   YEAR 2000 . .....................................................  19
   2.33   SECURITIES LAW MATTERS ..........................................  19
   2.34   REPRESENTATIONS COMPLETE ........................................  19

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR ...................  20

   3.1.  ORGANIZATION, STANDING AND POWER .................................  20
   3.2.  AUTHORITY ........................................................  20
   3.3.  CAPITALIZATION; ACQUIROR SHARES ..................................  20
   3.4.  FINANCIAL STATEMENTS .............................................  21
   3.5.  LITIGATION .......................................................  21
   3.6.  FILINGS ..........................................................  21
   3.7.  BROKERS' AND FINDERS' FEES .......................................  22

ARTICLE IV. CONDUCT PRIOR TO THE CLOSING DATE .............................  22


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   4.1.  CONDUCT OF BUSINESS.............................................  22
   4.2.  RESTRICTION ON CONDUCT OF THE BUSINESS..........................  23
   4.3.  NO SOLICITATION.................................................  25

ARTICLE V. ADDITIONAL AGREEMENTS.........................................  25

   5.1.  LOCK-UP AGREEMENT...............................................  25
   5.2.  ACCESS TO INFORMATION...........................................  25
   5.3.  CONFIDENTIALITY.................................................  26
   5.4.  PUBLIC DISCLOSURE...............................................  26
   5.5.  CONSENTS; COOPERATION...........................................  26
   5.6.  LEGAL REQUIREMENTS..............................................  27
   5.7.  TRANSFERRED EMPLOYEES...........................................  28
   5.8.  EMPLOYEE PLANS..................................................  28
   5.9.  COVENANT NOT TO COMPETE.........................................  28
   5.10.    COMMERCIALLY REASONABLE EFFORTS AND FURTHER ASSURANCES.......  29
   5.11.    SHARES LISTING...............................................  30
   5.12.    INTERIM SERVICES AGREEMENT...................................  30
   5.13.    PRICING AGREEMENT............................................  30
   5.14.    WORKING CAPITAL..............................................  30
   5.15.    INTER-COMPANY BALANCES.......................................  30
   5.16.    AUDITED FINANCIAL STATEMENTS.................................  30


ARTICLE VI. CONDITIONS TO THE CLOSING....................................  31

   6.1.  CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE CLOSING...  31
   6.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT..................  31
   6.3.  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR............  32

ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER...........................  33

   7.1.  TERMINATION.....................................................  33
   7.2.  EFFECT OF TERMINATION...........................................  34
   7.3.  EXPENSES AND TERMINATION FEES...................................  34
   7.4.  AMENDMENT.......................................................  35
   7.5.  EXTENSION; WAIVER...............................................  35

ARTICLE VIII. INDEMNIFICATION............................................  35

   8.1.  INDEMNIFICATION.................................................  35

ARTICLE IX. GENERAL PROVISIONS...........................................  38

   9.1.  SURVIVAL........................................................  38
   9.2.  NOTICES.........................................................  38
   9.3.  INTERPRETATION..................................................  39
   9.4.  COUNTERPARTS....................................................  39
   9.5.  ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST.........  39
   9.6.  SEVERABILITY....................................................  39
   9.7.  REMEDIES CUMULATIVE.............................................  40
   9.8.  RULES OF CONSTRUCTION...........................................  40
   9.9.  GOVERNING LAW...................................................  40



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                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of September 20, 1999, by and between JSB Software Technologies plc, a plc incorporated in England and Wales under the Companies Act of 1985 ("ACQUIROR"), Spyglass, Inc., a Delaware corporation ("PARENT") and SurfWatch Software, Inc., a California corporation ("TARGET").

                                    RECITALS

                   A. Target is engaged in the business of developing, marketing, distributing and selling software and services for the filtering of content accessible via the Internet (the "BUSINESS").

                   B. Parent owns all of the outstanding capital stock of Target, consisting of 1,000 shares of common stock, par value $.01 per share (the "SHARES").

                   C. Parent desires to sell to Acquiror, and Acquiror desires to acquire from Parent, the Shares, upon the terms and subject to the conditions set forth herein.

                   NOW, THEREFORE, in consideration of the covenants, representations and other agreements set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I.
                         THE PURCHASE AND SALE OF SHARES

                   1.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to purchase from Parent, and Parent agrees to sell and deliver to Acquiror, the Shares.

                   1.2. Closing. The closing of the transactions contemplated hereby (the "CLOSING") shall take place on October 29, 1999 or, if all of the conditions to the obligations of the parties hereto to consummate the transactions contemplated at the Closing have not been satisfied or waived by such date, on the date of the satisfaction or waiver of all such conditions (excluding the delivery of any documents to be delivered at the Closing) set forth in Article VI (the date and time of the Closing is herein called the "CLOSING DATE"), provided, that Acquiror shall give Parent at least three (3) business days prior notice of the satisfaction of the closing condition set forth in Sections 6.2(c) and 6.3(g) hereof. The Closing shall take place at the offices of Brobeck Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, NY 10019, or at such other location as Acquiror and Parent may mutually agree.

                   1.3. Consideration. In consideration of the sale of the Shares at Closing, Acquiror shall at the Closing:

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                  (i) pay to Parent the amount of U.S. $17,000,000 in cash by wire transfer of immediately available funds to an account designated by Parent at least two (2) business days prior to the Closing Date; and

                  (ii) issue to Parent a number of ordinary shares of Acquiror as determined by dividing U.S. $12,000,000 (the "STOCK CONSIDERATION") by (unless the offering price is in U.S. Dollars) the product of (x) the initial offering price on the date of admission to trading of the shares (whether in share form or via a depositary receipt) on EASDAQ or the London Stock Exchange and (y) the closing mid-point spot exchange rate for British Pounds and U.S. Dollars for such date as reported in the Financial Times (London edition) on the next publication date following such date or, if the offering price is in U.S. Dollars, that number of ordinary shares as determined by dividing U.S. $12,000,000 by the initial offering price (the "ACQUIROR SHARES"). In the event that the number of Acquiror Shares, together with any other ordinary shares or other instruments convertible into or representing ordinary shares held by Parent or its affiliates or subsidiaries, aggregate greater than 29.9% of the outstanding ordinary shares of Acquiror on the Closing Date, Acquiror shall pay Parent on the Closing Date an amount in cash (and decrease the amount of the Stock Consideration by such amount) such that the number of ordinary shares issued to Parent pursuant to this clause (ii) shall not cause such event to occur.

1.4.          Deliveries at the Closing.

              (a) Parent shall deliver to Acquiror the certificates representing the Shares, accompanied by stock transfer forms in favor of Acquiror or, if required by Acquiror, in favor of one of its subsidiaries, in proper form duly executed and attested to the satisfaction of Acquiror and its counsel.

              (b) Parent and Target shall deliver to Acquiror all other documents and instruments required hereunder to be delivered by (or at the direction of) Parent or Target to Acquiror at the Closing.

              (c) Acquiror shall (i) deliver by wire transfer of immediately available funds an amount equal to U.S. $17,000,000, plus any additional amount payable under Section 1.3(ii), if any, to an account designated by Parent, (ii) deliver to Parent a stock certificate representing the Acquiror Shares and (iii) deliver to Parent all other documents and instruments required hereunder to be delivered by Acquiror to Parent at the Closing.

                                  ARTICLE II.
               REPRESENTATIONS AND WARRANTIES OF PARENT AND TARGET

              Any reference to any event, change, condition or effect being "MATERIAL" with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities and its or their subsidiaries, taken as a whole or (ii) would prevent or materially alter or


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delay any of the transactions contemplated by this Agreement. Any reference to a
"MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that (x) is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities and its or their subsidiaries, taken as a whole or
(y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement.

              Any reference to a party's "KNOWLEDGE" means (i) with respect to any natural person, the actual knowledge, after reasonable inquiry, of such person, or (ii) with respect to any corporation or entity, the actual knowledge of such party's officers and directors provided that such persons shall have made reasonable inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

              Except as disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) delivered by Parent and Target to Acquiror simultaneously with the execution and delivery of this Agreement (the "DISCLOSURE SCHEDULE"), Parent and Target, jointly and severally, represent and warrant to Acquiror as follows:

            2.1. Organization, Standing and Power. Each of Parent and Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Target has the corporate power to own its properties and to carry on the Business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws of Target, as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Articles of Incorporation and Bylaws or equivalent organizational documents. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            2.2. Capitalization; Title to the Shares. The authorized capital stock of Target consists of 1,000 shares of common stock, par value $.01 per share, of which there were issued and outstanding as of the close of business on the date hereof 1,000 shares of common stock, all of which are owned by Parent. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of Target. All outstanding shares of Target capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Parent or Target is a party or by which it is bound. Upon the Closing, Acquiror will receive good and valid title to the Shares, subject to no liens or encumbrances retained, granted or permitted by Parent or Target. There are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent or Target is a party or by which either is bound obligating Parent or Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Parent or Target to grant, extend,


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accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements in effect relating to voting, purchase or sale of Target's capital stock between or among Parent and any of its securityholders.

            2.3. Authority. Parent and Target have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Target. This Agreement has been duly executed and delivered by Parent and Target and constitutes the valid and binding obligation of Parent and Target enforceable against Parent and Target in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Except as set forth in Schedule 2.3 of the Disclosure Schedule, the execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Parent or Target, or (ii) any Material Contract (as defined in Section
2.28 hereof) or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets. Except as set forth in Schedule 2.3 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Parent or Target or any of Parent's subsidiaries in connection with the execution and delivery this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on the Business and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

            2.4. Sufficiency of Assets. Except as set forth on Schedule 2.4, Target has good and valid title to, or, in the case of leased properties and assets, a valid leasehold interest in, all of its tangible and intangible properties and assets, real, personal and mixed, including, without limitation, Intellectual Property (as defined in Section 2.12), used or held for use in the Business, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances, options or claims of any kind or nature whatsoever ("LIENS"), except for Permitted Liens (as defined below). Such properties and assets constitute the only property and assets necessary to carry on the Business as presently conducted or as intended by Target to be conducted. As used herein, "PERMITTED LIENS" means (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the Business.

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            2.5. Financial Statements. Parent has delivered to Acquiror draft audited consolidated financial statements of Target as at, and for the fiscal year ended September 30, 1998 and as at and for the interim period ended July 31, 1999 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are true, accurate and correct in all material respects and have been prepared in accordance with U.S. generally accepted accounting principles (except that the draft Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the consolidated financial condition and operating results of the Business and Target as of the dates, and for the periods, indicated therein. The audited consolidated financial statements of Target as at, and for the fiscal year ended September 30, 1998 and as at and for the interim period ended July 31, 1999, in the form delivered by Parent's independent public accountants in their audit report to Parent, will not contain any material changes from the Financial Statements, except for the existence of footnotes thereto. Target maintains an adequate system of internal controls established and administered in accordance with U.S. generally accepted accounting principles. Neither Parent, nor any "ultimate parent entity" (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR")) of Parent has annual net sales or total assets of $100 million or more.

            2.6. Absence of Certain Changes. Since July 31, 1999 (the "TARGET BALANCE SHEET DATE"), except as set forth in Schedule 2.6 of the Disclosure Schedule, each of Parent and Target has conducted its business in the ordinary course consistent with past practice and there has not occurred with respect to the Business: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on the Business; (ii) any acquisition, sale or transfer of any material asset of Target; (iii) any alteration in the manner in which Parent or Target keeps its books, accounts or records relating to the Business or in the accounting practices therein reflected, including the recognition and computation of accrued expenses; (iv) any material contract entered into by Target, or any material amendment or termination of, or default under, any material contract to which Target is a party or by which it is bound; (v) any amendment or change to the Articles of Incorporation and Bylaws of Target; (vi) any material increase in or modification of the compensation or benefits payable or to become payable by Target or Parent or any of their respective subsidiaries to any directors or employees of Target; (vii) any damage destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect on Target; (viii) the incurrence by Target of any indebtedness for borrowed money or commitment to borrow money or any guaranty, direct or indirect, of indebtedness of others, or any prepayment of long-term debt, except for borrowings in the ordinary course of business; or (ix) any agreement by Target to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

            2.7. Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of the Target Balance Sheet Date (the "TARGET BALANCE SHEET"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under U.S. generally accepted accounting principles and (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice.

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            2.8. Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or Target, threatened in writing against Parent or Target or any of their respective subsidiaries or any of their properties or any of their respective officers or directors (in their capacities as such) relating to the Business. There is no judgment, decree or order against Target or Parent or any of their subsidiaries, or any of their directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on the Business. Schedule 2.8 to the Disclosure Schedule also lists all litigation that Target or Parent or any of their respective subsidiaries has pending against other parties relating to the Business.

            2.9. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target or Parent or any of their respective subsidiaries which has or could reasonably be expected to have the effect of prohibiting the Business or impairing the right of Target to conduct the Business.

            2.10. Governmental Authorization. Each of Target and Parent and their respective subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target or Parent or any of their respective subsidiaries currently operates or holds any interest in any of its properties relating to the Business or (ii) that is required for the operation of the Business or the holding of any such interest ((i) and (ii) herein collectively called "TARGET AUTHORIZATIONS"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations would not reasonably be expected to have a Material Adverse Effect on the Business.

            2.11. Property.

                  (a) Schedule 2.11(a) to the Disclosure Schedule identifies each parcel of real property owned or leased by Target or any of its subsidiaries. All of the buildings, fixtures and other improvements located on the real property are in good operating condition and repair, subject to normal wear and tear, and the operation thereof is not in violation of any applicable building code, zoning ordinance or other law or regulation.

                  (b) Schedule 2.11(b) lists (i) each item of tangible personal property owned by Target or Parent or their respective subsidiaries related to the Business which is to be transferred to Acquiror pursuant hereto having on the date hereof a depreciated book value in excess of $10,000 and (ii) an identification of the owner of, and any agreement relating to the use of, each item of material tangible personal property the rights to which are to be transferred to Acquiror pursuant hereto under leases or other similar agreements. Each item of such tangible personal property is located on the real property listed above and is in good operating condition and repair subject to normal wear and tear. Routine maintenance has been performed on all of the tangible personal property in the ordinary course of business.

            2.12. Intellectual Property.


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                  (a) Each of Target or Parent or their respective subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names and service marks (whether or not registered), and all goodwill associated with the foregoing, copyrights (whether or not registered), and any applications therefor, internet domain names and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventions (whether or not patented), ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible information or material, in each case of a confidential or proprietary nature, that are used or proposed by Target to be used in the Business as currently conducted, but excluding U.S. Patent No. 5,884,033 issued to Parent ("INTELLECTUAL PROPERTY"). Except as disclosed in paragraph (a) of Schedule 2.12 to the Disclosure Schedule, neither Target nor Parent nor any of their respective subsidiaries has, directly or indirectly (i) licensed any of its Intellectual Property in source code form to any party, (ii) entered into any agreement requiring Parent or any of its subsidiaries to license or otherwise provide future versions, upgrades or enhancements of its Intellectual Property in source code form or
            (iii) entered into any exclusive agreements relating to its Intellectual Property with any party.

                  (b) Paragraph (b) of Schedule 2.12 to the Disclosure Schedule
            lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights and maskworks, included in the Intellectual Property owned by Target or Parent or any of their respective subsidiaries, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements to which Target or Parent or any of their respective subsidiaries is a party and pursuant to which any person other than Target or Parent and their respective subsidiaries is authorized to use any Intellectual Property owned by Target or Parent or any of their respective subsidiaries, and (iii) other than Commercial Software, all licenses, sublicenses and other agreements to which Target or Parent or any of their respective subsidiaries is a party and pursuant to which Target or Parent or any of their respective subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in, are, or form a part of any product of Target or are used in the performance of any service by Target. "COMMERCIAL SOFTWARE" means packaged commercially available software programs generally available to the public in computer software which have been licensed to Target or Parent or any of their respective subsidiaries pursuant to end-user licenses and which are used in the Business but are in no way a component of or incorporated in or specifically required to develop or support any of the Business' products and related trademarks, technology and know how.

                  (c) To the knowledge of Target and Parent, there is no
            unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or Parent or any of their respective subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Target or Parent or any of their respective subsidiaries, by any third party, including any employee or former employee of Target or Parent or any of their respective subsidiaries. Neither Target nor Parent nor any of their respective subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

                  (d) Neither Target nor Parent nor any of their respective
            subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                  (e) All patents, registered trademarks, registered service marks and registered copyrights held by Target or Parent or any of their respective subsidiaries relating to the Business are valid and subsisting. Neither Target nor Parent nor any of their respective subsidiaries (i) is or has been the subject of any current pending or threatened in writing suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party relating to the Business or (ii) has brought or threatened in writing to bring any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The reproduction, manufacturing, distribution, marketing, licensing, sublicensing, use, sale, and importation of Intellectual Property do not infringe any patent, registered trademark, registered service mark, registered copyright, trade secret or other proprietary right of any third party.

                  (f) Each of Target and Parent and their respective
            subsidiaries has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property owned by Target or Parent and their respective subsidiaries of the rights to such contributions that Target, Parent and/or their respective subsidiaries does not already own by operation of law.

                  (g) Each of Target, Parent and their respective subsidiaries has taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all of Target, Parent and their respective subsidiaries' Intellectual Property not otherwise protected by patents, patent applications or copyright ("CONFIDENTIAL INFORMATION"). All use, disclosure or appropriation of Confidential Information owned by Target or its subsidiaries by or to a third party has been pursuant to the terms of a written agreement between Target and/or its subsidiaries, on the one hand, and such third party, on the other hand, pursuant to which the third party undertakes to protect and not disclose Target Confidential Information. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

                  (h) Except as set forth in the Disclosure Schedule, following the Closing, neither Parent nor any of its subsidiaries or affiliates (other than Target) will have any rights in or ownership of any technology used for the filtering of content accessible via the Internet.

            2.13. Environmental Matters.

                  (a) The following terms shall be defined as follows:

                      (iii) "ENVIRONMENTAL AND SAFETY LAWS" shall mean any laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                      (iv) "HAZARDOUS MATERIALS" shall mean any toxic or
                  hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                      (v) "PROPERTY" shall mean all real property leased or
                  owned by Target or any of its subsidiaries either currently or in the past.

                      (vi) "FACILITIES" shall mean all buildings and
                  improvements on the Property of Target or any of its subsidiaries.

                  (b) Parent and Target represent and warrant as follows: (i) to the knowledge of Parent and Target, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) to the knowledge of Parent and Target, all Hazardous Materials and wastes have been stored, labeled, handled, released, treated, processed, deposited, transported, documented and disposed of in accordance with all Environmental and Safety Laws;
            (iii) neither Target nor any of its subsidiaries has received any notice (verbal or written) of any non-compliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) there have not been nor are there threatened or pending any civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications alleging violations from any private party, governmental body or other regulatory authority under any Environmental and Safety Laws against Parent or Target or any of its assets or any of the directors, employees or officers of Parent or Target relating to the Business; (v) none of the Properties is or has been contaminated with any Hazardous Material or any substance regulated by Environmental and Safety Laws; (vi) to the knowledge of Parent and Target, neither Parent nor Target is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or foreign analogous statute, arising out of events occurring prior to the Closing Date; (vii) to the knowledge of Parent and Target, there have not been in the past and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (viii) to the knowledge of Parent and Target, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (ix) to the knowledge of Parent and Target, there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (x) to the knowledge of Parent and Target, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (xi) the Facilities and Parent's and Target's uses and activities therein have at all times complied in all material respects with all Environmental and Safety Laws; (xii) Parent and Target and their respective subsidiaries have all the permits and licenses required to be issued under Environmental and Safety Laws in connection with the Business and are in compliance in all material respects with the terms and conditions of those permits;
            (xiii) Parent and Target are not required to register or meet any obligations under the Producer Responsibility Obligations (Packaging Waste) Regulations 1997 (as amended); and (xiv) Parent and Target have maintained all records and information required to be maintained under Environmental and Safety Laws.

            2.14. Tax Matters.

                  (a) For the purposes of this Agreement, "TAX" or,
            collectively, "TAXES", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, capital, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b)      Tax Returns and Audits.

                      (i) Target, and any consolidated, combined, unitary or
                  aggregate group for Tax purposes of which Target, Parent or any of their subsidiaries is or has been a member, as of the Closing will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to Target or the Business or such group of companies, and such Returns are true and correct and have been completed in accordance with applicable law.

                      (ii) Target as of the Closing: (A) will have paid all
                  Taxes it is required to pay and will have withheld with respect to its employees all federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and (B) has accrued on the Target Balance Sheet all Taxes attributable to the periods prior to the Target Balance Sheet and will not have incurred any liability for Taxes for the period after the Target Balance Sheet Date and prior to the Closing other than in the ordinary course of business.

                      (iii) Target has not been delinquent in the payment of any
                  Tax, nor is there any Tax deficiency outstanding, assessed or, to the knowledge of Target or Parent, proposed against Target, nor has Target executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                      (iv) No audit or other examination of any Return of Target is presently in progress, nor has Target been notified of any request for such an audit or other examination.

                      (v) Target has no liabilities for unpaid federal, state,
                  local and foreign Taxes which have not been accrued or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise, and Target has not incurred any liability for Taxes since the date of the Target Balance Sheet other than in the ordinary course of business.

                      (vi) Target has made available to Acquiror or its legal
                  counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for Target filed for all periods since its inception.

                      (vii) There are (and immediately following the Closing
                  there will be) no Liens on the assets of Target relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

                      (viii) Neither Target nor Parent has knowledge of any
                  basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Target.

                      (ix) None of Target's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

                      (x) Target has not filed any consent agreement under
                  Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Target.

                      (xi) Target is not a party to any tax sharing,
                  indemnification or allocation agreement nor does Target owe any amount under any such agreement.

                      (xii) Target's tax basis in its assets for purposes of
                  determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on Target's tax books and records.

                      (xiii) Target is not, and has not been at any time, a
                  "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code or a "personal holding company" within the meaning of Section 542 of the Code.
                                       12

                      (xiv) No adjustment relating to any Return filed by Target has been proposed to Target formally or informally by any tax authority to Target or any representative thereof.

                      (xv) Target files its income Tax Returns on the accrual
                  basis.

                      (xvi) Target has not been and will not be required to
                  include any material adjustment in Taxable income for any Tax period pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign laws as a result of transactions, events or accounting methods employed prior to the Closing.

                      (xvii) Neither Target nor any of its subsidiaries has
                  filed any disclosure under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax return or report.

                  (c) There is no contract, agreement, plan or arrangement to which Target is a party as of the date hereof, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                  (d) Parent has had an opportunity to review with its own tax advisors the tax consequences to it of the transactions contemplated by this Agreement. Parent understands that it must rely solely on its advisors and not on any statements or representations by Acquiror, Target or any of their respective agents. Parent understands that it (and not Acquiror or Target) shall be responsible for its own tax liability that may arise as a result of the other transactions contemplated by this Agreement.

            2.15. Employee Benefit Plans.

                  (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements covering any active or former employee, director or consultant of Target or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Target within the meaning of Section 414 of the Code, or with respect to which Target has or may in the future have liability, are listed on Section 2.15 of the Disclosure Schedule (the "PLANS").

                  (b) Each Plan has been maintained and administered in all
            material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Parent and Target is threatened in writing, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Section 2.15 of the

            Disclosure Schedule includes a listing of the accrued vacation liability of Target as of the Target Balance Sheet Date. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and
            (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. Target has furnished or made available to Acquiror copies of the most recent Internal Revenue Service letters, if any, and the most recent Form 5500 with respect to any such Plan.

                  (c) Neither Target nor any of its affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Target or any of its affiliates contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither Target nor any officer or director of Target is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title 1 of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of Parent and Target, threatened by the IRS or Department of Labor with respect to any Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.

                  (d) None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and Target has never represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

            2.16. Certain Agreements Affected by this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, contractual or statutory redundancy pay, golden parachute, liquidated damages, damages for breach of contract or wrongful dismissal, compensation in respect of unfair dismissal, bonus or otherwise) becoming due to any present or former director or employee or consultant of Target, (ii) materially increase or create any power to augment or augment any benefits otherwise payable by Target in respect of any present or former director or employee of Target or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No payment which will or may be made by Target or any of its subsidiaries to any employee will be characterized as an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code.

            2.17. Employee Matters.

                  (a) Each of Target and Parent and their respective
            subsidiaries (with respect to the Transferred Employees (as hereinafter defined in Section 5.8) is in compliance in all material respects with all currently applicable laws and regulations and other requirements having the force of law (including without limitation codes of practice, orders and awards) respecting employment, the prevention or prohibition of unlawful harassment and discrimination in or in connection with employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, in connection with all present and former directors, employees and consultants of Target and any of its subsidiaries and trade unions and employee representatives and with all collective bargaining agreements with respect to such employees and trade unions.

                  (b) Each of Target and Parent and their respective
            subsidiaries has, in relation to all Transferred Employees and consultants withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and has, in relation to such persons, discharged its obligations in full and is not liable for any arrears in respect of wages, salaries, fees, commission, bonus, overtime pay, holiday pay, sick pay, employer pension contribution (and employee pension contribution where relevant) and any other benefits and emoluments or any taxes or national insurance contributions and is not liable in respect of any penalty for failure to comply with any of the foregoing.

                  (c) Neither Target nor Parent nor their respective
            subsidiaries (with respect to the Transferred Employees) is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

                  (d) There are no material pending claims against Target or
            Parent or their respective subsidiaries (with respect to the Transferred Employees) under any workers compensation plan or policy or for long term disability.

                  (e) There are no controversies or disputes (whether
            industrial, trade or otherwise) pending or, to the knowledge of Parent and Target, threatened, between Target or Parent and their respective subsidiaries on the one hand, and any of the Transferred Employees or former employees of Target on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation involving Target before any agency, court or tribunal in the United States or in any other jurisdiction.

                  (f) Neither Target nor Parent nor any of their respective
            subsidiaries is a party to any collective bargaining agreement or other labor union contract or any form of agreement or arrangement (whether oral or in writing or existing by reason of custom and practice and whether or not legally binding) with any labor union or other employees' representatives or organization concerning or affecting Target employees and the Transferred Employees nor does Target or Parent know of any activities or proceedings of any labor union or organize any such employees. Further, neither Target nor Parent nor any of their respective subsidiaries, so far as they are aware, has done any act which might be construed as recognition of a labor union and there has been no request for recognition from any labor union.

                  (g) To the knowledge of Parent and Target, no employees of
            Target or the Transferred Employees are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, confidentiality agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the Business or to the use of trade secrets or proprietary information of others.

                  (h) No Transferred Employees have given notice to Target or
            Parent, nor is Target or Parent otherwise aware, that any such key employee or officer intends to terminate his or her employment.

            2.18. Interested Party Transactions. Except as set forth in Schedule
2.18 of the Disclosure Schedule, neither Target nor Parent nor any of their respective subsidiaries is indebted to any affiliate of such person, any director, officer, employee or agent of Target or Parent or any such subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses) in any manner relating to the Business, and no such person is indebted to Target in any manner relating to the Business. No officer, director or shareholder of Target (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that Target furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to Target, any goods or services or (iii) a beneficial interest in any Material Contract; provided, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.18.

            2.19. Compliance With Laws. Each of Target and Parent and their respective subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of the Business, or the ownership or operation of the Business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

            2.20. Minute Books. The minute books of Target and its subsidiaries made available to Acquiror contain a complete and accurate summary in all material respects of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

            2.21. Complete Copies of Materials. Target has delivered or made available true and complete copies of each document (to the extent applicable or existing) which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its subsidiaries.

            2.22. Brokers' and Finders' Fees. Neither Target nor Parent has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby which could give rise to any claim by any person against Acquiror (including Target after the Closing) for a finders' fee, agents' commission or investment bankers' fee or any similar charges.

            2.23. Vote Required. No vote of Parent's shareholders is necessary to approve this Agreement and the transactions contemplated hereby.

            2.24. Board Approval. The Board of Directors of Parent has unanimously (i) approved this Agreement and (ii) determined that the transactions contemplated herein are advisable.

            2.25. Accounts Receivable. Target has made available to Acquiror a list of all material accounts receivable of Target as of August 31, 1999 along with a range of days elapsed since invoice. All accounts receivable shown on the Target Balance Sheet (net of reserves indicated on the Target Balance Sheet) or thereafter acquired until the Closing Date (net of reserves accrued in the normal course of business and consistent with past practice) arose in the ordinary course of business and are valid receivables. The value of any account receivable, the collection of which is doubtful or which is subject to a defense or set-off, has been written down to an amount believed by Target to be not in excess of net realizable value or adequate reserves or allowances therefor have been provided. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of Target, which is consistent with its past practice and in accordance with Target's accounting practices applied on a consistent basis. To the knowledge of Parent and Target, none of the receivables of Target is subject to any claim of offset, recoupment, set off, or counterclaim, and, to the knowledge of Parent and Target, there are no facts or circumstances (whether asserted or unasserted) that would give rise to any claim. No receivables are contingent upon the performance by Target of any obligation or contract (other than receivables under maintenance and support agreements). No person or entity has any lien, charge, pledge, security interest, or other encumbrance on any such receivables, and no agreement for deduction or discount has been made with respect to any of such receivables.

            2.26. Customers and Suppliers. No customer which individually accounted for more than 5% of the Business' gross revenues during the 12-month period ended June 30, 1999, and no material supplier of the Business, has canceled or otherwise terminated, or made any written threat to Target or Parent to cancel or otherwise terminate its relationship with Target or Parent, or has decreased materially its services or supplies to Target or Parent in the case of any such supplier, or its usage of the services or products of the Business in the case of such customer, and to the knowledge of Parent and Target, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Business or to decrease materially its services or supplies to the Business or its usage of the services or products of the Business. Neither Target nor Parent nor any of their respective subsidiaries has knowingly breached, so as to provide a benefit to the Business that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Business.

            2.27. Material Contracts. Except for the contracts and agreements described in Schedule 2.27 to the Disclosure Schedule (collectively, the "MATERIAL CONTRACTS"), neither

Target nor Parent nor any of their respective subsidiaries is a party to or bound by any material contract relating to the Business, including without limitation:

                  (a) any distributor, sales, advertising, agency or
            manufacturer's representative contract;

                  (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $25,000 over the life of the contract;

                  (c) any material contract that expires or may be renewed at the option of any person other than Target so as to expire more than one year after the date of this Agreement;

                  (d) any trust indenture, mortgage, promissory note, loan
            agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

                  (e) any contract for capital expenditures in excess of $10,000 in the aggregate;

                  (f) any contract limiting the freedom of Target or any of its subsidiaries to engage in any line of business or to compete with any other Person as that term is defined in the U.S. Securities Exchange Act of 1934, as amended, or, other than those entered into in the ordinary course of business, any confidentiality, secrecy or non-disclosure contract;

                  (g) any contract pursuant to which Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property calling for annual payments in excess of $10,000;

                  (h) any contract with any affiliate of Target or any of its subsidiaries; or

                  (i) any agreement of guarantee, support, indemnification,
            assumption or endorsement of, or any similar commitment with respect to, the monetary obligations, or indebtedness of any other Person.

            2.28. No Breach of Material Contracts. All Material Contracts are in written form. Each of Target and Parent and their respective subsidiaries has in all material respects performed the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or Parent or any of their respective subsidiaries or, to the knowledge of Parent and Target, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under any Material Contract. Except for the warranties and indemnities contained in those contracts and agreements set forth in the Disclosure Schedule, and statutory implied warranties, Target has not given any warranties or indemnities relating to products or technology sold or services rendered by Target. True, correct and complete copies of all Material Contracts have been delivered to Acquiror.

         2.29. Material Third Party Consents. Schedule 2.29 of the Disclosure
Schedule identifies each Material Contract that would permit the other party to the contract to terminate the contract or otherwise would require the consent of such other party as a result of the transactions contemplated by this Agreement.

         2.30. Export Control Laws. All export transactions of the Business have been conducted in accordance with applicable provisions of export control laws in the country of origin and the country of destination.

         2.31. Product Releases. Parent has provided Acquiror a Schedule of Product Releases related to the Business, which Schedule is attached as Schedule
2.31 to the Disclosure Schedule. Parent has a good faith reasonable belief that the release of products on the schedule is achievable and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

         2.32. Year 2000. All Target Date Sensitive Systems are and shall remain Year 2000 Compliant. "TARGET DATE SENSITIVE SYSTEMS" means any software, microcode or hardware system or component that processes date data and that is installed, in development or on order by Target for its own internal use, or which Target sells, leases, licenses, assigns or otherwise provides to its customers, vendors, suppliers, affiliates or any other third party. "YEAR 2000 COMPLIANT" means that, (i) with respect to date data, the software products correctly process date data before, during, and after January 1, 2000, including any leap year dates, without any loss in functionality or performance, including, but not limited to, accepting date data input, producing date data output, storing date data, and performing calculations on date data or any portion thereof; (ii) the software products will not cease to function or function inaccurately, before, during and after January 1, 2000, including on leap year dates, as a result of the advent of the new century, (iii) the software products respond to two-digit year date data in a disclosed, defined and predetermined manner; (iv) the software products store, create, process and provide output of date data in a manner that is unambiguous as to century; and
(v) the software products recognize the year 2000 as a leap year. Notwithstanding the foregoing, nothing herein shall be interpreted as a warranty of Year 2000 Compliance with respect to the Internet. It is acknowledged and agreed that interruption in the provision of services arising out of any Year 2000 issues relative to the Internet are outside the control of Target.

         2.33. Securities Law Matters. Parent is aware of Acquiror's business affairs and financial condition, and has acquired sufficient information about Acquiror to reach an informed and knowledgeable decision to acquire the Acquiror Shares. Parent is acquiring the Acquiror Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT").

         2.34. Representations Complete. None of the representations or warranties made by Target or Parent herein or in any Schedule hereto, including the Disclosure Schedule, or certificate furnished by Target or Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

             Acquiror represents and warrants to Parent as follows:

         3.1. Organization, Standing and Power. Acquiror is a corporation limited by shares duly organized and validly existing under the laws of its jurisdiction of organization. Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror is not in violation of any of the provisions of its Memorandum and Articles of Association.

         3.2. Authority. Subject to obtaining authority and resolutions from its shareholders to satisfy the Stock Consideration, (i) Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement, when duly executed and delivered in accordance with its terms, will constitute the valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Memorandum and Articles of Association of Acquiror, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order or decree applicable to Acquiror or its properties or assets. Other than the approval of EASDAQ or the London Stock Exchange Limited to the arrangements proposed for Acquiror's EASDAQ quotation or London Stock Exchange listing, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or the London Stock Exchange, is required by or with respect to Acquiror in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

         3.3. Capitalization; Acquiror Shares. The authorized share capital of Acquiror consists of (i) 2,500,000 British Pounds divided into 25,000,000 ordinary shares of 10 Pence each, of which 12,325,328 ordinary shares of 10 Pence each are issued, and (ii) 500,595 British Pounds divided into 1,001,990 deferred shares of 50 Pence each, all of which have been issued, in each case as of the close of business on the date hereof. On the date hereof, there are no other issued or allotted shares of capital stock or voting securities and no outstanding commitments to issue any shares or equity securities of Acquiror. All issued shares of Acquiror capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, Acquiror's Memorandum or Articles of Association or any agreement to which Acquiror is a party or by which it is bound. The Acquiror Shares to be issued pursuant to this Agreement will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid, and non-assessable and will rank pari passu in all respects with the existing issued ordinary shares of Acquiror.

         3.4. Financial Statements. Acquiror has made available to Target the financial statements of Acquiror as at, and for the fiscal year ended most recently prior to the date of this Agreement (the "ACQUIROR FINANCIAL STATEMENTS"). The Acquiror Financial Statements have been prepared in accordance with U.K. generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other. The Acquiror Financial Statements present a true and fair view of the consolidated financial condition and operating results of Acquiror at the dates and during the periods indicated therein. Acquiror maintains an adequate system of internal controls established and administered in accordance with U.K. generally accepted accounting principles. Since the most recent quarter end prior to the date of this Agreement, Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Acquiror or (ii) any acquisition, sale or transfer of any material asset of Acquiror. Neither Acquiror nor any "ultimate parent entity" (within the meaning of HSR) of Acquiror has total assets or annual net sales of $100 million or more.

         3.5. Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror, threatened in writing against Acquiror or any of its subsidiaries or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Acquiror or any of its subsidiaries, or any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Acquiror. Other than (i) a claim against Clearview Software in relation to the unauthorized distribution of components of Multi View software and (ii) a potential claim for trademark infringement against an Indian company, Acquiror is not engaged in any material litigation.

         3.6. Filings. Acquiror has made available to Parent a correct and complete copy of each report filed by Acquiror with the Companies Announcement Office of the London Stock Exchange and the Registrar of Companies in England and Wales on or after the date of Acquiror's admission to the AIM and prior to the date of this Agreement (the "ACQUIROR REPORTS"). The Acquiror Reports (a) were prepared in accordance with the requirements of the Companies Act of 1985 and the AIM rules and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Acquiror Reports comprise all announcements required to be delivered during that period by Acquiror pursuant to the AIM Admission Rules of the London Stock Exchange.

         3.7. Brokers' and Finders' Fees. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby which could give rise to any claim by any person against Parent for a finders' fee, agents' commission or investment bankers' fee or any similar charges.

                                  ARTICLE IV.
                        CONDUCT PRIOR TO THE CLOSING DATE

         4.1. Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, Target and Parent and their respective subsidiaries (with respect to the Business) shall: (i) use their reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement (including satisfaction, but not waiver of, the closing conditions set forth in Section 6.3); (ii) use their reasonable best efforts consistent with past practice and policies to preserve intact its and their respective subsidiaries' present business organizations, keep available the services of its and their respective subsidiaries' present officers and key employees and preserve its and their respective subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its and their respective subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Closing Date; (iii) except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror, pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, and pay or perform other obligations when due; (iv) deliver to Acquiror a copy of the audited Financial Statements upon receipt by Parent of the audit report by Ernst & Young LLP; (v) transfer and assign to Target (x) any Material Contract to which Parent is a party, or otherwise provide Acquiror with the benefits of such agreements (insofar as they relate to the Business), and (y) any Intellectual Property owned by Parent, including, without limitation, the "SurfWatch" trademark registration and any domain names used in the Business, in each case in form and substance reasonably acceptable to Acquiror, but excluding intellectual property underlying services to be provided under the Interim Services Agreement; and
(vi) cooperate with Acquiror in facilitating Acquiror's employment of the Transferred Employees, including, without limitation, providing Acquiror with reasonable access to the Transferred Employees. Parent shall promptly notify Acquiror of any material event or occurrence not in the ordinary course of the Business or in the event its representations and warranties are discovered to be untrue as of the time made or in the event Parent determines that such representations and warranties shall be untrue as if made at and as of the Closing Date. No disclosure by Parent pursuant to this Section 4.1 however, shall be deemed to amend or supplement the Disclosure Schedule or to cure any misrepresentation or breach of warranty.

         4.2. Restriction on Conduct of the Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, except as set forth in the Disclosure Schedule and as expressly contemplated by this Agreement, Target and Parent (with respect to the Business) shall not do, cause or permit any of the following, without the prior written consent of Acquiror:

              (a) Charter Documents. Cause or permit any amendments to Target's Articles of Incorporation or Bylaws or other charter or organizational documents, or form any subsidiaries of Target;

              (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of Target's capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

              (c) Material Contracts. Enter into any contract or commitment or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice (it being agreed that Acquiror's consent shall be required for the execution of a contract with WebTrends);

              (d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Target's capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

              (e) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than licenses to customers in the ordinary course of business consistent with past practice;

              (f) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Target's products or technology;

              (g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the Business, except for sales or licenses of products in the ordinary course of business consistent with past practice;

              (h) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

              (i) Leases. Enter into any operating lease with respect to the Business;

              (j) Payment of Obligations. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

              (k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

              (l) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies of Target;

              (m) Termination or Waiver. Terminate or waive any material right relating to the Business;

              (n) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer or manager level employee, pay any special bonus or special remuneration to any employee or director or, other than in the ordinary course consistent with past practice in connection with scheduled performance reviews, increase the salaries or wage rates of the employees of Target or the Transferred Employees;

              (o) Severance Arrangements. Grant any severance or termination pay
         (i) to any director or officer or (ii) to any other employee of the Business except payments made pursuant to written agreements outstanding on the date hereof;

              (p) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Business, provided that it consults with Acquiror prior to the filing of such a suit or (iii) for a breach of this Agreement;

              (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

              (r) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

              (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

              (t) Year 2000 Compliance. Fail to carry forward in all material respects Target's Year 2000 assessment and compliance program; or

              (u) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

         4.3. No Solicitation. Subject to Section 7.3(b) hereof, until the earlier of the Closing Date or the termination of this Agreement, Parent and Target and their respective directors, officers, agents or representatives will not (other than with respect to Acquiror) (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the Business whether by purchase of assets, merger or acquisition of all or substantially all of the capital stock of Target or otherwise, other than with respect to inventory or non-essential or excess assets sold in the ordinary course of business (any such negotiations or discussions hereinafter referred to as an "ACQUISITION PROPOSAL"), (ii) disclose any information not customarily disclosed to any person concerning the assets or operations of the Business or afford to any person or entity access to the properties, books or records of the Business, other than to its advisors or with respect to inventory or non-essential or excess assets sold in the ordinary course of business, or (iii) cooperate with any person to make any proposal to purchase all or any part of the Business (directly or indirectly) other than inventory or non-essential or excess assets sold in the ordinary course of business. If Parent or Target or any of their officers, directors, employees, affiliates or agents receives any Acquisition Proposal or inquiry, or any request for nonpublic information in connection with any such Acquisition Proposal or inquiry, Parent or Target will within one business day notify Acquiror, describing in detail the identity of the person making such Acquisition Proposal or inquiry and the terms and conditions of such Acquisition Proposal or inquiry.

                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

         5.1. Lock-Up Agreement. Parent hereby agrees, for a period of eighteen
(18) months after the Closing Date (the "LOCK-UP PERIOD"), not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge (except as part of the pledge of substantially all of the assets of Parent to secure indebtedness) or grant any rights with respect to any of the Acquiror Shares; provided, however, that (i) with respect to one-third of the Acquiror Shares, such Lock-Up Period shall terminate six (6) months after the Closing Date and (ii) with respect to an additional one-third of the Acquiror Shares, such Lock-Up Period shall terminate twelve (12) months after the Closing Date. Acquiror may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period of time.

         5.2. Access to Information.

              (a) Target and Parent shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to (i) all of Target's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and the Business as Acquiror may reasonably request. Parent agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements of Target promptly upon request.

              (b) Subject to compliance with applicable law, from the date hereof until the Closing Date, each of Acquiror, Target and Parent shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

              (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

         5.3. Confidentiality. The parties acknowledge that Acquiror and Parent have previously executed a non-disclosure agreement dated June 3, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. In addition, the parties agree that the terms and conditions of the transactions contemplated hereby and information exchanged in connection with the execution hereof shall be subject to the same standard of confidentiality as set forth in the Confidentiality Agreement.

         5.4. Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Parent shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD. Notwithstanding the foregoing, Parent agrees that the terms of this Agreement and the transactions contemplated hereby may be disclosed in any materials related to the offering described in Section 5.12 hereof, provided Parent is provided with an opportunity to review such disclosure and grants its prior written consent to such disclosure, which consent shall not be unreasonably withheld.

         5.5. Consents; Cooperation.

              (a) Each of Acquiror and Parent shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby, including those required under any foreign antitrust laws. Parent and Target shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any antitrust or fair trade law.

              (b) Each of Acquiror and Parent shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Parent shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "ORDER"), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby, unless by mutual agreement Acquiror and Parent decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Acquiror nor Parent shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) the three-month anniversary of the date hereof or (ii) the date of a ruling preliminarily enjoining the transactions contemplated hereby issued by a court of competent jurisdiction. Each of Acquiror and Parent shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

              (c) Notwithstanding anything to the contrary in this Agreement,
         (i) Acquiror shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or on the Business after the Closing Date and (ii) Parent shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent.

         5.6. Legal Requirements. Each of Acquiror and Parent will, and Parent will cause Target to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made by them in connection with the taking of any action contemplated by this Agreement.

         5.7. Transferred Employees. Immediately after the Closing Date, Acquiror shall cause each employee of Target (each a "TRANSFERRED EMPLOYEE") to continue to be employed in his or her respective positions with Target, whether or not the Transferred Employee is subject to a written employment agreement. Nothing herein shall require Acquiror after the Closing Date to retain any Transferred Employee for any specified period of time.

         5.8. Employee Plans. (a) As of the Closing Date, Target shall cease to be a participating employer under the Plans and Parent shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation. Acquiror shall establish and maintain, or shall cause Target to establish and maintain, as of the Closing Date, for all Transferred Employees, such employee benefit plans, programs and policies and fringe benefits that would provide benefits to such Transferred Employees that, in the aggregate, are substantially equivalent to those provided to current United States employees of Acquiror. Acquiror shall grant to each Transferred Employee credit for all service with Target for purposes of eligibility, vesting and, except with respect to any pension benefit plan (as defined in Section 3(2) of ERISA), calculation of benefits (except to the extent that crediting such service would result in the duplication of benefits) under each such employee benefit plan, program and policy and fringe benefit. With respect to any health benefit plan provided to the Transferred Employees, Acquiror shall waive any pre-existing condition exclusion and, for purposes of any applicable deduction fees, co-payments or out-of-pocket maximums, each Transferred Employee shall receive credit for all amounts paid by such Transferred Employee under the health benefit plans of Target and Parent. Acquiror shall not assume any assets, liabilities or obligations (i) under any Plans for the payment of benefits accrued, (ii) in the case of medical, dental and hospitalization plans, for expenses actually incurred prior to the Closing Date, or (iii) for payment of bonuses or termination or change of control payments pursuant to employment agreements or otherwise, or similar payments payable to Transferred Employees as a result of the sale of the Shares contemplated by this Agreement.(b) Prior to the Closing Date, Parent will cause the vesting of fifty percent (50%) of all unvested stock options held by Transferred Employees to be accelerated, effective as of the Closing Date and conditioned upon the consummation of the transactions contemplated by this Agreement. Acquiror agrees to offset any compensation expense incurred by Parent as a result of such acceleration of stock options up to a maximum amount of $140,000.

         5.9. Covenant Not to Compete.


              (a) Parent covenants and agrees that, if the Closing is consummated and except as permitted under this Section 5.10, for a period of five years after the Closing Date, it will not, and will cause its subsidiaries not to, directly or indirectly, (i) engage in the Business, (ii) render any services of a nature provided by Target prior to the Closing to any person engaged in the Business, (iii) become interested in any person engaged in the Business as a partner, shareholder, member, manager, principal, agent, trustee, director, officer, consultant or in any other similar relationship or capacity, in each case in any location in which Acquiror or any subsidiary of Acquiror (including Target after the Closing Date) engages in such business as of the day before the Closing Date;

         provided, however, that nothing herein shall be construed to prevent Parent or any of its subsidiaries from (A) holding the Acquiror Shares or from owning, solely as an investment, securities of any person that is publicly traded on any national securities exchange if such party
         (x) is not a controlling person or a member of a group which controls such person, and (y) does not, directly or indirectly, own in the aggregate 2% or more of any class of securities of such person or (B) exercising its rights under the Pricing Agreement.

              (b) It is the desire and intent of the parties that the provisions of this Section 5.9 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 5.9 is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to only apply with respect to the operation of this Section 5.9 in the jurisdiction of the court that has made the adjudication.

              (c) Parent covenants and agrees that, if the Closing is consummated, for a period of five years after the Closing Date, it will not, and will cause its subsidiaries not to, directly or indirectly, solicit for employment, either as an employee or consultant, any employee or independent contractor of Acquiror or any of its subsidiaries to become an employee or consultant or otherwise provide services to Parent or any of its subsidiaries; provided, however, that nothing in this paragraph (c) shall be construed as (i) prohibiting Parent or any of its subsidiaries from conducting any general solicitation (including by placing advertisements in any form or method) not targeted at employees or independent contractors of Acquiror and its subsidiaries or (ii) retaining the services of a consultant or independent contractor of Acquiror for purposes unrelated to the Business, provided that it does not impair such consultant's or independent contractor's rendering of services to Acquiror.

              (d) The parties acknowledge and agree that the restrictions contained in this Section 5.9 are a reasonable and necessary protection of the immediate interest of Acquiror, and any violation of these restrictions would cause substantial injury to Acquiror and Acquiror would not have entered into this Agreement without receiving the additional consideration offered by Parent in binding itself to these restrictions. In the event of a breach or a threatened breach by Parent or any of its subsidiaries of these restrictions, Acquiror shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such person from such breach of threatened breach (without the necessity of providing the inadequacy of money damages as a remedy); provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting Acquiror from pursuing any other available remedies for such breach or threatened breach.

         5.10. Commercially Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         5.11. Shares Listing. Acquiror shall use its reasonable best efforts to
(i) consummate an underwritten offering of ordinary shares or ADRs, as the case may be, of Acquiror to be listed for trading on EASDAQ or the London Stock Exchange by October 29, 1999, and (ii) make all filings mandated by law or by EASDAQ or the London Stock Exchange that are necessary for the Acquiror Shares to be listed on such exchange. In addition, Acquiror shall use its reasonable best efforts to ensure that the Acquiror Shares may be freely sold by Parent as the Acquiror Shares are released from the lock-up described in Section 5.1.

         5.12. Interim Services Agreement. In connection with the consummation of the transactions contemplated by this Agreement, Parent and Acquiror covenant and agree to negotiate in good faith and enter into an Interim Services Agreement in form and substance reasonably acceptable to Parent and Acquiror ("INTERIM SERVICES AGREEMENT") on the Closing Date, relating to the transitional services described on Appendix A hereto which Parent will provide to Acquiror at cost for a four-month period following the Closing Date (or such shorter period of time as may be specified by written notice from Acquiror to Parent delivered at least 30 days prior to the expiration of such shorter period of time).

         5.13. Pricing Agreement. In connection with the consummation of the transactions contemplated by this Agreement, Parent and Acquiror covenant and agree to negotiate in good faith and enter into a Pricing Agreement containing the terms described on Appendix B hereto and otherwise in form and substance reasonably acceptable to Parent and Acquiror ("PRICING AGREEMENT") on the Closing Date.

         5.14. Working Capital. Parent shall use commercially reasonable efforts to ensure that the working capital of Target as of the Closing Date is substantially equivalent to the working capital of Target as of July 31, 1999, as calculated based on the Financial Statements (the "Target Amount"). If the working capital of Target as of the Closing Date is less than the Target Amount, Parent shall pay to Acquiror (in U.S. dollars) the amount of such deficiency within 30 days following the Closing Date. If the working capital of Target as of the Closing Date is greater than the Target Amount, Acquiror shall pay to Parent (in U.S. dollars) the amount of such excess within 30 days following the Closing Date. The determination of the working capital of Target as of the Closing Date shall be done mutually by Parent and Acquiror, working in cooperation with each other. For purposes of this Section 5.14, the working capital of Target shall mean the current assets of Target less the current liabilities of Target, excluding any inter-company accounts between Target and Parent or any subsidiary or affiliate of Parent and excluding deferred revenue, in all cases calculated in accordance with U.S. generally accepted accounting principles.

         5.15. Inter-Company Balances. Parent shall eliminate all inter-company balances between Target and Parent or any subsidiary or affiliate of Parent, effective as of the Closing.

         5.16 Audited Financial Statements. Parent will ensure that the audited consolidated financial statements of Target as referred to in Section 2.5 hereof and delivered by Parent's independent public accountants in their audit report to Parent are delivered to Acquiror by midday (UK time) on September 25, 1999.



                                  ARTICLE VI.
                            CONDITIONS TO THE CLOSING

         6.1. Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate and effect and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

              (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

              (b) Governmental Approval. Acquiror, Parent and Target, their respective subsidiaries shall have timely obtained from each Governmental Entity all material approvals, waivers and consents, if any, necessary for consummation of or in connection with the several transactions contemplated hereby.

         6.2. Additional Conditions to Obligations of Parent. The obligations of Parent to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent:

              (a) Representations, Warranties and Covenants. (i) The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time, except to the extent that the inaccuracy of any such representation or warranty, individually or in the aggregate, is the result of the conduct of Acquiror's business in the ordinary course of business consistent with past practice and except to the extent that the inaccuracy of the representations and warranties contained in Section 3.5 is the result of any litigation instituted by Parent or any of its subsidiaries or affiliates, and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

              (b) Certificate of Acquiror. Parent shall have been provided with a certificate executed on behalf of Acquiror by an officer of Acquiror to the effect set forth in Section 6.2(a).

              (c) Listing of Acquiror Shares. Acquiror shall have consummated an underwritten offering of ordinary shares or ADRs, as the case may be, of Acquiror to be listed on EASDAQ or the London Stock Exchange and shall have received payment therefor, and the Acquiror Shares shall be available to be listed on such exchange, subject only to any customary documents and actions to be executed or taken by Parent to obtain such listing.

              (d) Pricing Agreement. Acquiror and Parent shall have entered into the Pricing Agreement.

              (e) Legal Opinion. Parent shall have received a legal opinion from Acquiror's legal counsel in the United Kingdom in form and substance reasonable and customary for transactions of this nature.

         6.3.  Additional Conditions to the Obligations of Acquiror.
The obligations of Acquiror to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Acquiror:

              (a) Representations, Warranties and Covenants. Except as disclosed in the Disclosure Schedule, (i) the representations and warranties of Parent and Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) at and as of the Closing Date as though such representations and warranties were made on and as of such time, except to the extent that the inaccuracy of any such representation or warranty, individually or in the aggregate, is the result of the conduct of the Business in the ordinary course of business consistent with past practice, and (ii) Parent and Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

              (b) Certificate of Target. Acquiror shall have been provided with a certificate executed on behalf of Parent by its President to the effect that set forth in Section 6.3(a).

              (c) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the transactions contemplated hereby under the contracts of Parent and Target set forth on Schedule 2.29 hereto, except for any the absence of which would not have a Material Adverse Effect on the Business or on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

              (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the Business following the Closing Date shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

              (e) Legal Opinion. Acquiror shall have received a legal opinion from Parent's legal counsel in the United States in form and substance reasonable and customary for transactions of this nature.

              (f) Resignation of Directors and Officers. The directors and officers of Target in office immediately prior to the Closing Date shall have resigned as directors and officers, as applicable, of Target effective as of the Closing Date, and Acquiror shall have received letters of resignation (including waivers of claims against Target) from such persons in form and substance reasonably satisfactory to Acquiror.

              (g) Listing of Acquiror Shares. Acquiror shall have consummated an underwritten offering of ordinary shares or ADRs, as the case may be, of Acquiror to be listed on EASDAQ or the London Stock Exchange and shall have received payment therefor, and the Acquiror Shares shall be available to be listed on such exchange, subject only to any customary documents and actions to be executed or taken by Parent to obtain such listing.

              (h) Interim Services Agreement. Acquiror and Parent shall have entered into the Interim Services Agreement.

              (i) Pricing Agreement. Acquiror and Parent shall have entered into the Pricing Agreement.

              (j) FIRPTA Compliance. Acquiror shall have received a copy of the statement regarding the Foreign Investment and Real Property Tax Act of 1980, validly executed by a duly authorized officer of Target.

                                  ARTICLE VII.
                        TERMINATION, AMENDMENT AND WAIVER

         7.1. Termination. At any time prior to the Closing Date this Agreement may be terminated:

              (a) by mutual consent duly authorized by the Board of Directors of Acquiror and Parent;

              (b) by either Acquiror or Parent, if the Closing shall not have occurred on or before December 15, 1999 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the transactions contemplated hereby to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

              (c) by Acquiror, if Parent or Target shall breach any representation, warranty, obligation or agreement hereunder in any material respect and such breach is not cured within 15 days after written notice thereof from Acquiror;

              (d) by Parent, if Acquiror shall breach any representation, warranty, obligation or agreement hereunder in any material respect and such breach is not cured within 15 days after written notice thereof from Parent;

              (e) by either Acquiror or Parent if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable.

         7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Parent or Target or their respective officers, directors, agents, shareholders or affiliates, except as set forth in Section 7.3 below and to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, obligations or agreements set forth in this Agreement; provided that the provisions of Section 5.3 (Confidentiality),
Section 7.3 (Expenses and Termination Fees) and this Section 7.2 and of Article IX shall remain in full force and effect and survive any termination of this Agreement.

         7.3. Expenses and Termination Fees.

              (a) Subject to Section 7.3 (b), whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, provided, however, that Acquiror shall reimburse Parent for expenses incurred in connection with an audit of Target in an amount not to exceed $25,000.

              (b) In the event that this Agreement shall be terminated by Acquiror pursuant to Section 7.1(c), Parent shall pay to Acquiror, upon such termination, an amount equal to $2,000,000. In the event that (i) this Agreement shall be terminated under any other provision of Section
         7.1 (excluding Section 7.1(d)), (ii) Parent has received an Acquisition Proposal prior to such termination and (iii) such Acquisition Proposal is consummated (as defined below), Parent shall pay to Acquiror an amount equal to $2,000,000 upon the consummation of such Acquisition Proposal. For purposes of this Section 7.3(b) "consummation" of an Acquisition Proposal shall mean the consummation of the acquisition or merger contemplated by the Acquisition Proposal.

         7.4. Amendment. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         7.5. Extension; Waiver. At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII.
                                 INDEMNIFICATION

         8.1. Indemnification.(a)

              (a) (i) Subject to the limitations set forth in Section 8.1(b) below, Parent shall indemnify and hold Acquiror and its officers, directors and affiliates (including Target after the Closing), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually, a "LOSS" and collectively "LOSSES") incurred by Acquiror or its officers, directors or affiliates, directly or indirectly, as a result of (x) any inaccuracy or breach of a representation or warranty of Target or Parent contained in this Agreement or in any instrument or certificate executed and delivered by Target or Parent to Acquiror pursuant to the terms of this Agreement, or (y) any failure by Target or Parent to perform or comply with any covenant contained in this Agreement.

              (ii) Subject to the limitations set forth in Section 8.1(b) below, Acquiror shall indemnify and hold Parent and its officers, directors and affiliates harmless against all Losses incurred by Parent or its officers, directors or affiliates, directly or indirectly, as a result of (x) any inaccuracy or breach of a representation or warranty of Acquiror contained in this Agreement or in any instrument or certificate executed and delivered by Acquiror to Parent pursuant to the terms of this Agreement, or (y) any failure by Acquiror to perform or comply with any covenant contained in this Agreement.

              (b) Limitation on Liability.

              (i) Notwithstanding the foregoing, except (A) as provided in this
         Section 8.1(b)(i) and (B) for Losses resulting from breaches or inaccuracies of representations and warranties contained in Section
         2.14 of this Agreement, the aggregate maximum amount either Acquiror or Parent may recover from the other under this Agreement shall be limited to U.S. $17,000,000. Parent shall not have any right of contribution from Target with respect to any Loss claimed by Acquiror, or its officers, directors, employees and affiliates, after the Closing. In the event of a willful or fraudulent breach of the representations, warranties or covenants contained herein, the limitations on indemnification provided for in this Section 8.1(b)(i) shall not apply.

              (ii) Notwithstanding the foregoing, neither Parent nor Acquiror shall be liable for Losses under this Article VIII unless and until the aggregate Losses for which it would otherwise be liable exceed $100,000 (at which point Parent or Acquiror shall become liable for the aggregate amount of such Losses, and not just amounts in excess of $100,000).

              (iii) The amount of Losses recoverable under this Article VIII shall be reduced by any proceeds which the indemnified party (or an affiliate of the indemnified party) receives, or is legally entitled to receive, with respect to such Losses from an insurance carrier.

              (iv) Except with respect to claims based on fraud, after the Closing the rights set forth in this Article VIII shall be the exclusive monetary remedy of the parties to this Agreement with respect to claims resulting from or relating to any inaccuracy or breach of a representation or warranty contained in this Agreement or in any certificate executed and delivered pursuant to the terms of this Agreement and any failure to perform or comply with any covenant contained in this Agreement.

              (c) Delivery of Officer's Certificate. In the event a party shall have incurred any Losses for which such party wishes to be indemnified pursuant to this Article VIII, such party shall deliver to the indemnifying party a certificate signed by any officer of such party (an "OFFICER'S CERTIFICATE"): (i) stating that such party to be indemnified has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The indemnifying party may object to the claim made in the Officer's Certificate by delivering to the party to be indemnified written notice of such objection (which shall include a summary of the basis upon which such objection is founded) within thirty (30) days after delivery of the Officer's Certificate to the indemnifying party.

              (d) Resolution of Conflicts; Arbitration.

              (i) In the event that the indemnifying party shall, as provided for in Section 8.1(c), object in writing to any claim or claims made in any Officer's Certificate within thirty (30) days after delivery to the indemnifying party of such Officer's Certificate, the parties hereto shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the parties hereto should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

              (ii) If no such agreement can be reached after good faith negotiation, either party may, not earlier than 30 days following delivery of such notice of objection, demand arbitration of the matter unless the amount of the damage or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in each such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and Acquiror. In the event that within fifteen (15) days after submission of any dispute to arbitration, Parent and Acquiror cannot mutually agree on one arbitrator, Acquiror and Parent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

              (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including, without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

              (e) Third-Party Claims. In the event any party becomes aware of a third-party claim which it believes may result in Losses, it shall promptly notify the other party of such claim. The indemnifying party shall have the right at its expense to employ counsel of its choice to assume control of the defense of such claim and the party to be indemnified shall be entitled, at its expense, to participate in the defense of such claim. So long as the indemnifying party is defending such claim, the indemnifying party shall employ reasonable efforts to inform the party to be indemnified of material developments relating to such claim. So long as the indemnifying party is defending such claim, in good faith, the party to be indemnified will not settle such claim without the indemnifying party's written consent, which consent shall not be unreasonably withheld, and the indemnifying party shall not settle any claim on behalf of the party to be indemnified without such party's written consent, which consent shall be not be unreasonably withheld. In the event that the indemnifying party does not assume the defense of such claim or fails to defend the claim in good faith, the party to be indemnified shall have the right in its sole discretion to defend and settle any such claim; provided, however, that except with the consent of the indemnifying party, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim for indemnification pursuant to Section 8.1.

                                  ARTICLE IX.
                               GENERAL PROVISIONS

         9.1. Survival. The representations and warranties of the parties contained herein shall survive until the date occurring eighteen (18) months after the Closing Date (or, if later, the final resolution of any indemnity claims hereunder with respect to a particular representation or warranty made before such date), except that the representations, warranties and covenants contained in Section 2.2 and 2.3 shall survive indefinitely, and in Section 2.14 shall survive until the expiration of all applicable statutes of limitations, or extensions thereof, and the provisions of Article VIII shall survive in accordance with their terms.

         9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

              (a)          if to Acquiror, to:

                           JSB Software Technologies plc
                           Riverside
                           Mountbatten Way
                           Congleton
                           Cheshire
                           CW12 1DY
                           Attention:  Group Chief Executive
                           Facsimile No: 011-44-126-029-6201
                           Telephone No: 011-44-126-029-6200

                           with a copy to:

                           Hammond Suddards
                           Trinity Court
                           16 John Dalton Street
                           Manchester M60 8HS
                           Attention: Patrick Jolly
                           Facsimile No: 011-44-161-830-5001
                           Telephone No: 011-44-161-830-5000

              (b)          if to Parent or Target, to:

                           Spyglass, Inc.
                           45 Hayden Avenue
                           Lexington, MA  02421
                           Attention:  Gary Vilchick
                           Facsimile No:  781-372-4783
                           Telephone No: 781-372-4610
                           with a copy to:

                           Hale and Dorr LLP
                           60 State Street
                           Boston, MA 02109
                           Attention: Patrick J. Rondeau, Esq.
                           Facsimile No: 617-526-5000
                           Telephone No: 617-526-6000

Any notice or other communication hereunder shall be deemed to have been given on the date which it is received by the receiving party.

         9.3. Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         9.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile signature.

         9.5. Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other person any rights or remedies hereunder, (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided and except that Acquiror may assign its rights hereunder to a wholly-owned subsidiary and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.6. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.7. Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.8. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                      SPYGLASS, INC.


                                      By:      ________________________________
                                      Name:    ________________________________
                                      Title:   ________________________________


                                      SURFWATCH SOFTWARE, INC.


                                      By:      ________________________________
                                      Name:    ________________________________
                                      Title:   ________________________________


                                      JSB SOFTWARE TECHNOLOGIES PLC


                                      By:      ________________________________
                                      Name:    ________________________________
                                      Title:   ________________________________

The following appendices and Disclosure Schedules have been omitted. They will be supplied to the SEC upon its request:

Appendix A - Transitional Services
Appendix B - Pricing Agreement related to Spyglass as a reseller of Surfwatch Software
Disclosure Schedule 2.4 - Sufficiency of Assets
Disclosure Schedule 2.8 - Litigation
Disclosure Schedule 2.11 - Property
Disclosure Schedule 2.12 - Intellectual Property
Disclosure Schedule 2.14 - Tax Matters
Disclosure Schedule 2.15 - Employee Benefit Plans
Disclosure Schedule 2.16 - Certain Agreements Affected by Stock Purchase
Agreement
Disclosure Schedule 2.27 - Material Contracts
Disclosure Schedule 2.28 - No Breach of Material Contracts
Disclosure Schedule 2.29 - Material Third Party Consents
Disclosure Schedule 2.31 - Product Releases






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